The accompanying financial statements give effect to a 1-for-6.82 reverse stock split of the common stock of Janover, Inc., which will take place concurrently with the effectiveness of this registration statement. The following consent is in the form which will be furnished by dbbmckennon an independent registered public accounting firm, upon completion of the 1-for-6.82 reverse stock split of the outstanding common stock of Janover, Inc. described in Note 3 to the financial statements assuming that from April 5, 2023 to the date of such completion no other material events have occurred that would affect the financial statements or the required disclosures therein.

/s/ dbbmckennon
Newport Beach, California
April 17, 2022

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated April 5, 2023, except for the effects of the reverse stock split discussed in Note 3 to the financial statements, as to which the date is April , 2023, related to the financial statements of Janover, Inc. as of December 31, 2022 and 2021, and for the years then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Newport Beach, California

April  , 2023